EXHIBIT 99.1

                                                     Investor and Media Contact:
                                                     Duane A. Owens
                                                     864-282-9488


FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 9, 2006

              BOWATER ELECTS NEW CHAIRMAN; ANNOUNCES KEY PROMOTIONS

GREENVILLE, - Bowater Incorporated (NYSE: BOW) today announced that its Board of Directors has elected David J. Paterson as Chairman, effective January 1, 2007. Mr. Paterson joined Bowater in May 2006 as President and Chief Executive Officer. Mr. Paterson will assume the duties of Chairman from placeCityArnold M. Nemirow, who has held the position since 1996 and, as previously announced, is retiring from Bowater's Board of Directors as of December 31, 2006.

     Additionally, the company is announcing several key promotions and leadership assignments. R. Donald Newman, Chief Operating Officer and Executive Vice President of Manufacturing, will retire effective December 1, 2006, following a 20-year career with Bowater. Upon Mr. Newman's retirement, Gaynor L. "Bud" Nash and David A. Spraley, who are Senior Vice Presidents of Manufacturing, will begin reporting directly to Mr. Paterson.

     Effective immediately, Duane A. Owens, formerly Assistant Treasurer and Director of Investor Relations, is promoted to Vice President and Treasurer. Mr. Owens will retain his investor relations responsibilities. Colin R. Wolfe, formerly Vice President and Treasurer, is named Vice President of Financial Planning and Analysis. Mr. Owens and Mr. Wolfe will report to William G. Harvey, Executive Vice President and Chief Financial Officer.

     Bowater Incorporated, headquartered in placeCityGreenville, StateSC, is a leading producer of coated and specialty papers and newsprint. In addition, the company sells bleached market pulp and lumber products. Bowater employs approximately 7,600 people and has 12 pulp and paper mills in the country-regionUnited States, country-regionCanada and country-regionplaceSouth Korea. In placeNorth America, it also owns two converting facilities and 10 sawmills. Bowater's operations are supported by approximately 835,000 acres of timberlands owned or leased in the country-regionUnited States and country-regionCanada and 28 million acres of timber cutting rights in country-regionplaceCanada. Bowater operates six recycling plants and is one of the world's largest consumers of recycled newspapers and magazines. Bowater common stock is listed on the New York Stock Exchange and the Pacific Exchange. A special class of stock exchangeable into Bowater common stock is listed on the Toronto Stock Exchange (TSX: BWX). To learn more, visit www.bowater.com.

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